EXHIBIT 4.34

CONTRIBUTION AND SALE AGREEMENT

between

TAL INTERNATIONAL CONTAINER CORPORATION,

and

TAL ADVANTAGE III LLC

Dated as of

October 23, 2009

i

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

		Page

SECTION 1.01	Definitions	1
SECTION 1.02	General Interpretive Principles	1

ARTICLE II

TRANSFER OF CONTAINERS

SECTION 2.01	[Reserved]	2
SECTION 2.02	Transferred Containers and Related Assets after the Closing Date.	2
SECTION 2.03	Required Financing Statements; Marking of Records.	3
SECTION 2.04	General Provisions Regarding All Transfers of Containers.	4

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01	Representations and Warranties of the Seller	5
SECTION 3.02	Representations and Warranties of the Issuer	11
SECTION 3.03	Breach of Representations and Warranties Regarding Certain Transferred Assets.	14
SECTION 3.04	Substitute Container.	15

ARTICLE IV

COVENANTS OF THE SELLER

SECTION 4.01	Seller Covenants	15
SECTION 4.02	Pledge of Transferred Assets	18

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.01	Conditions to Issuer Obligations	18
SECTION 5.02	Conditions to the Seller’s Obligations	19
SECTION 5.03	Waiver of Conditions	19

i

TABLE OF CONTENTS

(continued)

EXHIBIT A – [Reserved]

EXHIBIT B – Container Transfer Certificate

SCHEDULE 3.01 – Other Names of Seller

ii

CONTRIBUTION AND SALE AGREEMENT

THIS CONTRIBUTION AND SALE AGREEMENT, dated as of October 23, 2009 (as amended, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”), is entered into between TAL INTERNATIONAL CONTAINER CORPORATION (together with its permitted successors and assigns, the “Seller”), a Delaware corporation, and TAL ADVANTAGE III LLC (together with its permitted successors and assigns, the “Issuer”), a limited liability company organized under the laws of Delaware.

W I T N E S S E T H:

WHEREAS, the Seller wishes to transfer to the Issuer from time to time containers, leases and other related assets, and the Issuer desires to acquire such assets from the Seller, in each case on the terms and conditions set forth herein;

WHEREAS, the assets transferred by the Seller to the Issuer hereunder will subsequently be pledged by the Issuer to the Indenture Trustee as collateral for the Notes to be issued from time to time pursuant to the terms of the Indenture;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01               Definitions.  Capitalized terms used in this Agreement but not defined herein shall have the meaning assigned to such terms in Appendix A to the Indenture dated as of October 23, 2009, between the Issuer and Wells Fargo Bank, National Association, as Indenture Trustee, as such Appendix A may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the Indenture.

SECTION 1.02               General Interpretive Principles.  For purposes of this Agreement except as otherwise expressly provided or unless the context otherwise requires:

(a)           the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)           accounting terms not otherwise defined herein have the meanings assigned to them in accordance with Generally Accepted Accounting Principles;

(c)           references herein to “Articles”, “Sections”, “Subsections”, “paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Agreement;

(d)           a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(e)           the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)            the term “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE II

TRANSFER OF CONTAINERS

SECTION 2.01               [Reserved]

SECTION 2.02               Transferred Containers and Related Assets after the Closing Date.

(a)           Subsequent to the Closing Date, the Seller may, from time to time, sell, transfer and convey, to the Issuer, and the Issuer may in its sole discretion, acquire from the Seller, all of such Seller’s rights, title and interest in, to and under such additional Containers and the Related Assets with respect thereto (collectively, the “Additional Transferred Assets”) as shall be identified from time to time on a Container Transfer Certificate substantially in the form of Exhibit B hereto to be delivered on such Transfer Date.  The Seller and the Issuer hereby agree that the purchase price of such Additional Transferred Assets (such purchase price, the “Additional Purchase Price”) sold by the Seller on any such subsequent Transfer Date shall be an amount equal to the sum of (x) the sum of the Net Book Values (determined as of the last day of the month preceding such Transfer Date) of such additional Containers and (y) the sum of the Fair Market Values of such Related Assets.  The Additional Purchase Price will be paid on the related Transfer Date in full.

At the option of the Seller, some or all of the Additional Transferred Assets may be transferred by the Seller to the Issuer as a capital contribution.

In connection with any transfer of Additional Transferred Assets to the Issuer, the Seller shall, on or prior to the respective Transfer Date, (i) execute and deliver each of the documents set forth in Section 2.02(b) hereof, and (ii) complete the actions required by Section 2.03 hereof.

(b)           In connection with any transfer of Transferred Assets by the Seller to the Issuer in accordance with the provisions of Section 2.02 of this Agreement, the Seller shall execute and deliver to the Issuer (and the Issuer shall deliver to the Administrative Agent and the Indenture Trustee) on or before the related Transfer Date, each of the following documents:

(i)            A completed Container Transfer Certificate which certificate shall operate as an assignment, without recourse, representation or warranty (except for the representations and warranties specifically set forth in this Agreement) of all such

Seller’s right, title, and interest in and to the Transferred Assets identified in such Container Transfer Certificate;

(ii)           Completed UCC financing statements and documents of similar import, if applicable, described in Section 2.03(a) hereof, together with evidence of filing of such financing statements, changes or similar documents, in the appropriate filing offices and jurisdictions as may be required to perfect the Issuer’s ownership of the Related Assets; and

(iii)          A supplement to the List of Containers (or, in the case of the initial Transfer Date, the List of Containers itself).  Upon delivery of such supplement, the List of Containers shall be deemed to have been amended to incorporate the information contained in such supplement.

SECTION 2.03               Required Financing Statements; Marking of Records.

(a)           In connection with the transfer by it on any Transfer Date, the Seller agrees to record and file, at its own expense, the following UCC financing statements (and/or amendments to previously filed UCC financing statements) with respect to the Related Assets, such filings to be made (unless otherwise requested by the Administrative Agent or any Series Enhancer) in each case only to the extent necessary pursuant to applicable law to perfect the ownership interest of the Issuer:

(i)            UCC financing statements filed against the Seller and covering the Transferred Assets.  Such financing statements (or documents of similar import) shall be filed in the appropriate filing offices in the jurisdiction in which the Seller is located (as defined in the UCC) or as otherwise required under Applicable Law;

(ii)           UCC financing statements or documents of similar import, evidencing the release of the security interest of any other Person with respect to any of the Transferred Assets; and

(iii)          With respect to each Finance Lease included in the Transferred Assets, a UCC financing statement (or document of similar import), naming each lessee of Containers subject to such Finance Lease, as debtor, the Seller, as secured party, and the Containers under such related Finance Lease as collateral, such financing statement against the lessee shall be filed in the appropriate filing offices in the jurisdiction in which the lessee is located (as determined under the UCC); provided, however, that the Seller shall not be required to change the name of the secured party as of record in any such filing office.

All UCC financing statements required pursuant to this Section 2.03 shall meet the requirements of Applicable Law.  Nothing contained in this Section 2.03 shall limit the Seller’s obligation to file continuation or termination statements in accordance with Section 4.01(g) of this Agreement and Applicable Law.

The Seller shall forward, promptly upon receipt, file-stamped copies of all UCC financing documents described in paragraphs (i) and (ii) above to the Indenture Trustee, the Administrative Agent and each Series Enhancer.

(b)           In connection with each transfer of Transferred Assets, the Seller shall, at its own expense on or prior to each Transfer Date, cause its master accounting and data processing records to be marked to indicate that all right, title and interest in each Transferred Asset has been irrevocably and absolutely transferred to the Issuer.

SECTION 2.04               General Provisions Regarding All Transfers of Containers.

(a)           Except as specifically provided in Sections 3.03 and 7.01 of this Agreement, all transfers of Transferred Assets by the Seller to the Issuer pursuant to this Agreement shall be without recourse to the Seller; it being understood that the Seller shall be liable to the Issuer for all representations, warranties, covenants and indemnities made by the Seller pursuant to the terms of this Agreement, all of which representations, warranties, covenants and indemnifications shall survive the transfer of such Transferred Assts hereunder.  Notwithstanding any term or provision of this Agreement, nothing in this Agreement shall create (or shall be deemed to create) recourse to the Seller for (i) the failure of the lessees under the Leases included in the Transferred Assets to make any payments under such Leases or the Leases otherwise being uncollectible and/or (ii) the failure of the Issuer to realize an amount equal to the sum of (x) the Net Book Value of a Transferred Container and (y) the Fair Market Value of the Related Assets with respect to such Transferred Containers.

(b)           The Seller and the Issuer intend all transfers of Transferred Assets to be “true sales” or “true contributions” by the Seller to the Issuer that are absolute and irrevocable and that provide the Issuer with the full benefits of ownership of the Transferred Assets, and neither the Seller nor the Issuer intend the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from the Issuer to the Seller.  It is, further, not the intention of the Issuer or the Seller that the conveyance of the Transferred Assets by the Seller be deemed a grant of a security interest in the Transferred Assets by the Seller to the Issuer to secure a debt or other obligation of the Seller.  However, in the event that, notwithstanding the intent of the parties, any Transferred Assets are considered to be property of the Seller’s estate, then (i) this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of Applicable Law, and (ii) the conveyance by the Seller provided for in this Agreement shall be deemed to be a grant by the Seller to the Issuer of, and the Seller hereby grants to the Issuer, a security interest in and to all of the Seller’s right, title and interest in, to and under the Transferred Assets, whether now or hereafter existing or created, to secure (A) the rights of the Issuer hereunder, (B) a loan by the Issuer to the Seller in an amount equal to the sum of (1) the sum of the Net Book Values of all Transferred Containers and (2) the sum of the Fair Market Values of all Related Assets, in each case to the extent of all of the Transferred Containers transferred or purported to be transferred by the Seller hereunder, (C) without limiting the foregoing, the payment and performance of the Seller’s obligations (whether monetary or otherwise) hereunder, and (D) payment to the Issuer of all lease rentals, and other payments in respect of the Leases and proceeds of the Transferred Assets transferred or purported to be transferred hereunder.  The Seller and the Issuer shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Transferred Assets, such security interest would be deemed to be a perfected security interest of first priority in favor of the Issuer under Applicable Law and will be maintained as such throughout the term of this Agreement.  The Seller hereby irrevocably authorizes the Issuer (and the Issuer hereby authorizes the Indenture Trustee (as pledgee of the Issuer’s rights hereunder)), at any time, and from time to time, to file in any filing office in any jurisdiction any initial financing statements or documents of similar import and amendments thereto that (x) indicate Transferred Assets as collateral regardless of whether any particular asset included in the Transferred Assets falls within the scope of Article 9 of the UCC, and (y) provide any other information required for the sufficiency or filing office acceptance of any financing statement or document of similar import or amendment.  The Seller agrees to furnish any such information to the Issuer promptly upon the Issuer’s request, and the Issuer agrees to furnish any such information to the Indenture Trustee (as pledgee of the Issuer’s rights hereunder) promptly upon the Indenture Trustee’s request.  The Seller also ratifies its authorization for the Issuer and the Issuer also ratifies its authorization for the Indenture Trustee having filed in any jurisdiction any financing statements or documents of similar import or amendments thereto if filed prior to the date hereof.

(c)           Consistent with the Issuer’s ownership of the Transferred Assets, as between the parties to this Agreement, the Issuer shall have the sole right to service, administer and collect the Transferred Assets and to assign and/or delegate such right to others;

(d)           Except as specifically provided for in Section 3.03 and Section 3.04 hereof, the Issuer shall have no obligation to account to the Seller for the Transferred Assets.  The Issuer shall have no obligation to account for, or to return rental payments on or with respect to any Transferred Asset, or any interest or other finance charge collected pursuant thereto, to the Seller, irrespective of whether such collections and charges are in excess of the Additional Purchase Price of such Transferred Asset.  The Issuer shall have the sole right to retain any gains or profits created by buying, selling or holding the Transferred Assets and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding;

(e)           The Issuer shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Transferred Assets, and all of the Issuer’s right, title and interest in, to and under this Agreement, on whatever terms the Issuer shall determine, pursuant to this Agreement or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01               Representations and Warranties of the Seller.  The Seller hereby makes the following representations and warranties.  The Issuer has relied upon such representations and warranties in accepting the conveyance of the Transferred Assets.  Such representations and warranties are made only as of a Transfer Date with respect to the Transferred Assets transferred to the Issuer on such date and, with respect to the representation and warranty set forth in clause (v) below, as of the date which is two Business Days following the later of the acquisition of the applicable Transferred Asset by the Issuer or the inclusion of the applicable Transferred Asset in the Asset Base, but shall survive each transfer and conveyance of the respective Transferred Assets to the Issuer.

(a)           Organization and Good Standing.  The Seller is a corporation duly organized, validly existing and in compliance under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, had at all relevant times, and now has, power, authority, and legal right to acquire and own the Transferred Assets and to perform its obligations hereunder and under any Transaction Document to which it is a party;

(b)           Due Qualification.  The Seller is qualified as a foreign corporation in each jurisdiction where failure to be so qualified would have a material adverse effect upon its business and has obtained all necessary licenses and approvals as required under Applicable Law, in each case, where the failure to be so qualified, licensed or approved, would reasonably be expected to materially and adversely affect the ability of the Seller to perform its obligations under and comply with the terms of this Agreement and any other Transaction Document to which it is a party;

(c)           Power and Authority; Due Execution and Delivery.  The Seller has the corporate power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party and to carry out the terms thereof; the Seller has duly authorized the transfer and conveyance to the Issuer of the Transferred Assets by all necessary corporate action; the execution, delivery, and performance by the Seller of this Agreement and any other Transaction Document to which it is a party has been duly authorized by the Seller by all necessary corporate action and this Agreement and any other Transaction Document to which it is a party have been duly executed and delivered by the Seller;

(d)           Legal Name.  The legal name of the Seller is as set forth on the signature page of the Seller for this Agreement, and, except as set forth in Schedule 3.01 hereof, in the five years preceding the date of this Agreement:  (a) the Seller has not changed its name, the Seller has not used, and does not currently use, any trade names, fictitious names, assumed names or “doing business as” names, and (b) the Seller has not been known by any name other than “TAL International Container Corporation”;

(e)           Valid Assignment; Binding Obligations.  This Agreement constitutes a valid transfer and conveyance to the Issuer of all right, title, and interest of the Seller in, to and under the Transferred Assets and the Transferred Assets will be held by the Issuer free and clear of any Lien of any Person claiming through or under the Seller, except for Permitted Encumbrances; and this Agreement and each other Transaction Document to which the Seller is a party, when duly executed and delivered by the other parties thereto, will constitute a legal, valid, and binding obligation of the Seller enforceable against the Seller in accordance with its terms subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(f)            No Violation.  The consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement and the Transaction Documents to which it is a party will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the charter documents or by-laws of the Seller, or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which the Seller is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, other than this Agreement and the Indenture, or violate any material provision of any law, order, rule, or regulation applicable to the Seller of any court or of any federal or state regulatory body, administrative agency, or other Governmental Authority having jurisdiction over the Seller or any of its properties, in each case, other than any conflict, breach, default, Lien, or violation that would not reasonably be expected to result in a Material Adverse Change;

(g)           No Proceedings or Injunctions.  There are (i) no actions, suits, proceedings or investigations pending, or, to the knowledge of the Seller, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document to which it is a party, and (ii) no injunctions, writs, restraining orders or other orders are in effect against the Seller that would materially and adversely affect its ability to perform under this Agreement or any other Transaction Document to which it is a party;

(h)           Compliance with Law.  The Seller:

(i)                         is not in violation of any laws, ordinances, governmental rules or regulations or any court order to which it is subject or by which it is bound, in each case the violation of which would reasonably be expected to materially and adversely affect the ability of the Seller to perform its obligations under this Agreement or any other Transaction Document to which it is a party; and

(ii)                      has obtained all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business including, without limitation, with respect to transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, in each case, other than any such license, permit, franchise or other authorization the failure to so obtain will not reasonably be expected to result in a Material Adverse Change;

(i)            Insolvency.  The Seller is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by this Agreement; the Seller is paying its debts as they become due and, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business;

(j)                                     [Reserved];

(k)                                  Place of Business.  As of the Closing Date, the principal place of business and chief executive office of the Seller and the place where the accounting books and records of the Seller are maintained is located at its address set forth in Section 8.03 and has been located at such address at all times since the later of (i) the date of formation of the Seller, and (ii) the date that is five years prior to the Closing Date;

(l)                                     Accounting and Tax Treatment.  The Seller will treat the transfer of the Transferred Assets to the Issuer pursuant to this Agreement as a capital contribution (in part) and sale (in part) of such Transferred Assets (which allocation between capital contribution and sale will be determined in accordance with Section 2.02 hereof) for financial reporting and accounting purposes.  The Seller will treat the transfer of the Transferred Assets as a transfer to an entity disregarded as separate from its owner for U.S. federal, state and local income tax purposes;

(m)                               Bulk Transfer Provisions.  No transfer, assignment or conveyance of the Transferred Assets by the Seller to the Issuer contemplated by this Agreement will be subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(n)                                 All Representations and Warranties True.  All representations, warranties, certifications and statements made by the Seller in any certificate or other document delivered in connection with the closing of the transactions contemplated by the Transaction Documents including all representations, warranties, certifications and statements made to Mayer Brown LLP in support of its opinions issued and delivered in connection with the issuance of the Notes and each of the factual assumptions contained in such opinions, to the extent compliance with such assumptions is in the control of the Seller, are true and correct in all material respects as of the date made and do not omit or fail to state a material fact necessary to make the statements contained therein not misleading as of such date.

(o)                                 Approvals.  All approvals, authorizations, consents, orders or other actions of any Person required to be obtained by the Seller in order to execute and deliver this Agreement and any other Transaction Documents to which it is a party have been or will be taken or obtained on or prior to the Closing Date;

(p)                                 Financial Statements.  The consolidated balance sheet of TAL International Group at December 31, 2008 and the consolidated statements of income, retained earnings and cash flows for the twelve months ended on such date, are accompanied by reports thereon containing opinions without qualification, except as therein noted, by the independent accountants, have been prepared in accordance with Generally Accepted Accounting Principles consistently applied, and present fairly the financial position of TAL International Group and its consolidated Subsidiaries (including the Seller) as of such dates and the results of their operations for such periods;

Since December 31, 2008 there has been no change in the business or financial condition of TAL International Group and its consolidated Subsidiaries (including the Seller) except as disclosed in TAL International Group’s financial reports, or changes in the ordinary course of business, which individually or in the aggregate may have been materially adverse.  Neither TAL International Group nor any of its consolidated Subsidiaries (including the Seller) has any material liabilities or obligations other than those disclosed in the financial statements (including the notes thereto) referred to in the preceding paragraph or for which adequate reserves are reflected in such financial statements or which were incurred in the ordinary course of business since the date of such financial statements;

(q)                                 Governmental Consent.  No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is or will be necessary or required on the part of the Seller in connection with the execution, delivery, legality, binding effect or enforceability of this Agreement or any other Transaction Document to which it is a party or the transfer and conveyance of the Transferred Assets hereunder except for (A) the filing of any financing statements and (B) such the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the Seller;

(r)                                    Investment Company.  The Seller is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(s)                                  Substantive Consolidation.  The Seller is operated such that the Issuer would not be “substantively consolidated” in the bankruptcy estate of the Seller and its separate existence disregarded in the event of the bankruptcy of the Seller under any applicable Insolvency Law;

(t)                                    Financial Statements.  The financial statements and books and records of the Seller will reflect the separate existence of the Issuer, the annual consolidated financial statements of the Seller after the date hereof will contain disclosures to the effect that the Seller has or will have one or more direct and indirect Subsidiaries that were or may be established as bankruptcy remote entities to facilitate asset securitization transactions;

(u)                                 Valid Business Purpose.  The transfers and conveyances of Transferred Assets by the Seller to the Issuer pursuant to the terms of this Agreement are being consummated by the Seller in good faith, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors of the Seller;

(v)                                 Title to Containers.  Immediately prior to the transfer of any Transferred Asset to the Issuer pursuant to the terms of this Agreement, the Seller had good and marketable title to such Transferred Asset, free and clear of all Liens, except (i) Permitted Encumbrances and (ii) a manufacturer’s or vendor’s lien for the unpaid purchase price of such Transferred Asset so long as such unpaid purchase price is paid within two Business Days following the later of the acquisition of such Transferred Asset by the Issuer or the inclusion of such Transferred Asset in the Asset Base. The Seller has not authorized the filing of, and is not aware of, any financing statements against the Seller that include a description of collateral covering the Transferred

Assets other than any financing statement or document of similar import (i) in favor of the Issuer pursuant to this Agreement or (ii) that has been terminated.  The Seller is not aware of any judgment or tax lien filings against the Seller;

(w)                               Rights to Lease Agreements are Assignable.  The assignment of the rights with respect to each Lease Agreement (to the extent related to a Transferred Container) and all scheduled lease payments to become due thereunder (which relate to a Transferred Container) pursuant to this Agreement does not violate the terms of the applicable Lease Agreement and such assignment by the Seller is permitted without the consent of any Person other than consents which will have been obtained on or before the related Transfer Date;

(x)                                   All Necessary Action Taken.  Immediately after each of the transfers and conveyances to the Issuer as contemplated in this Agreement, all necessary action will have been taken by the Seller to validly transfer and convey to the Issuer all right, title and interest of the Seller in and to the Transferred Containers and the Related Assets;

(y)                                 Eligible Container.  As of the related Transfer Date for a Container, such Container is an Eligible Container.

(z)                                   Ordinary Course of Business.  All Lease Agreements related to Transferred Containers were originated in the ordinary course of business of the Seller’s business and in accordance with the Credit and Collection Policy as in effect on such origination date;

(aa)                            Binding Obligation.  Each Lease included in the Related Assets being transferred to the Issuer on the applicable Transfer Date represents the genuine, legal, valid and binding payment obligation in writing of the related lessee, enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally;

(bb)                          No Defenses.  No right of rescission, setoff, counterclaim or defense exists or has been asserted in writing or threatened in writing with respect to any Lease included in the Related Assets being transferred to the Issuer on the applicable Transfer Date.  The exercise of any right under any such Lease will not render such Lease unenforceable in whole or in part or subject to any such right of rescission, setoff, counterclaim or defense;

(cc)                            Servicing.  The servicing of each Lease included in the Related Assets and the collection practices relating thereto have been lawful and in accordance with the standards set forth in the Credit and Collection Policy;

(dd)                          Seller Acquisition Cost.  One of the following: (A) with respect to any Container originally acquired by the Seller subsequent to August 1, 2005, the vendor’s or manufacturer’s invoice price of such Container was representative of the market price of containers of similar specifications with such vendor or manufacturer on the date on which the Seller placed the order for such Container with the vendor or manufacturer thereof; or (B) with respect to any Container not covered by clause (A), the purchase price allocated to such container by the Seller was reflective of the market value (as determined in the Issuer’s good faith estimation) of such class of Container on the Closing Date;

(ee)                            Creation of Security Interest.  In the event that, contrary to the intention of the parties hereto, the transfer of the Transferred Assets pursuant to the terms of this Agreement is held not to constitute a “true sale” or a “true contribution”, this Agreement creates a valid and continuing security interest (as defined in the UCC) in the Transferred Assets in favor of the Issuer, which security interest is prior to all other Liens other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from the Seller;

(ff)                                UCC Classification.  As of the Transfer Date for a Transferred Container:  (x) such Transferred Container constitutes “goods” within the meaning of the applicable UCC; (y) the related Lease constitutes “tangible chattel paper” within the meaning of the UCC; and (z) the lease receivables under such Lease constitute “accounts” or “proceeds” of such Lease within the meaning of the UCC;

(gg)                          Perfection of Security Interest.  The Seller has caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the Issuer’s ownership interest in the Transferred Assets.  All financing statements filed or to be filed against the Seller in favor of the Issuer in connection herewith contain a statement to the following effect:  “A purchase of or any other security interest in any collateral described in this financing statement will violate the rights of the Issuer and the Indenture Trustee (as the pledgee of the Issuer)”;

(hh)                          Possession of Leases.  Aside from any original counterparts of such Lease included in such Transferred Assets in the possession of the lessee, the only other original counterpart(s) of such Lease is in the possession of the Manager or an Affiliate of the Manager.  Such Lease (to the extent that such Lease relates to the Transferred Containers) does not have any marks or notations indicating that such Lease (to the extent that such Lease relates to the Transferred Containers) has been pledged, assigned or otherwise conveyed to any Person; and

(ii)                                  OFAC.  None of the Containers are leased, nor has Seller consented to a sublease, to a Sanctioned Person or an entity organized in a Sanctioned Country in a manner which would violate the laws of the United States (other than pursuant to a license issued by OFAC).  None of the Seller, any Subsidiary of the Seller or, to the knowledge of the Seller, any Affiliate of the Seller (i) is a Sanctioned Person, (ii) has, to the knowledge of the Seller, any of its assets in Sanctioned Countries, and (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. The Purchase Price will not be used by the Seller, any Subsidiary of the Seller or, to the knowledge of the Seller, any Affiliate of the Seller, and has not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

SECTION 3.02                                            Representations and Warranties of the Issuer.  The Issuer hereby makes the following representations and warranties.  The Seller has relied upon such representations and warranties in transferring the Transferred Assets to the Issuer.  Such representations and warranties speak only as of the Transfer Date with respect to the Transferred Assets transferred to the Issuer on such date, but shall survive each transfer and conveyance of the respective Transferred Assets to the Issuer.

(a)                                  Organization and Good Standing.  The Issuer is a limited liability company duly organized and validly existing in compliance under the laws of the State of Delaware, with full corporate power and authority to own and operate its properties and to conduct its business as presently conducted and to enter into and perform its obligations under this Agreement and each other Transaction Document to which it is a party and the transactions contemplated hereby and thereby;

(b)                                 Due Qualification.  The Issuer is duly qualified to do business as a foreign company in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified, licensed or approved would not, in the aggregate, materially and adversely affect the ability of the Issuer to perform its obligations under and comply with the terms of this Agreement or any other Transaction Documents to which it is a party;

(c)                                  Power and Authority.  The Issuer has the corporate power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery, and performance of this Agreement by the Issuer have been duly authorized by the Issuer by all necessary company action;

(d)                                 Binding Obligations.  This Agreement and each other Transaction Document to which the Issuer is a party, when duly executed and delivered by the other parties hereto or thereto, will constitute a legal, valid, and binding obligation of the Issuer enforceable in accordance with its terms subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(e)                                  No Violation.  The consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement and the Transaction Documents to which it is a party will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the charter documents or by-laws of the Issuer, or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which the Issuer is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, other than pursuant to the Indenture, or violate any law or any order, rule, or regulation applicable to the Issuer of any court or of any federal or state regulatory body, administrative agency, or other Governmental Authority having jurisdiction over the Issuer or any of its properties;

(f)                                    No Proceedings or Injunctions.  There are (i) no proceedings or investigations to which the Issuer is a party pending or, to the knowledge of Issuer, threatened before any court, regulatory body, administrative agency or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement or any of the other Transaction Documents to which the Issuer is a party, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents to which the Issuer is a party, or (C) seeking any determination or ruling that would materially and adversely affect the performance by the Issuer of its obligations under, or the validity or enforceability of, this Agreement or the other Transaction Documents to which the Issuer is a party and (ii) no injunctions, writs, restraining orders or other orders are in effect against the Issuer that would adversely affect its ability to perform under this Agreement or the other Transaction Documents to which it is a party;

(g)                                 Approvals.  All approvals, authorizations, consents, orders or other actions of any Person required to be obtained by the Issuer in connection with the execution and delivery of this Agreement or any other Transaction Document to which it is a party have been or will be taken or obtained on or prior to the Closing Date;

(h)                                 Solvency.  The Issuer is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by this Agreement; the Issuer is paying its debts as they become due and, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business;

(i)                                     Principal Place of Business; Trade Names.  The Issuer is a limited liability company organized under the laws of the State of Delaware.  The Issuer’s only “place of business” (as such term is referred to in Section 9-307 of the UCC) and its “chief executive office” (as such term is referred to in Section 9-307 of the UCC) is located at and has been located at such address at all times since the date of formation of the Issuer, and the accounting books and records of the Issuer are maintained at its address determined in accordance with Section 8.03.  The Issuer has not been known by any name other than “TAL ADVANTAGE III LLC”;

(j)                                     Accounting and Tax Treatment.  The Issuer will treat the transfer of the Transferred Assets to the Issuer by the Seller pursuant to this Agreement as a capital contribution (in part) and sale (in part) of such Transferred Assets by the Seller (which allocation between capital contribution and sale will be determined in accordance with Section 2.02 hereof) for financial reporting and accounting purposes.  The Issuer will treat the transfer of the Transferred Assets to the Issuer as a transfer to an entity disregarded as separate from its owner for U.S. federal, state and local income tax purposes;

(k)                                  Investment Company.  The Issuer is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(l)                                     Separateness.  The Issuer: (1) conducts its business in its own name, it being understood that the Issuer’s business will be managed by the Manager in accordance with the terms of the Management Agreement, (2) maintains its books and records separate from those of any other Person, (3) does not commingle its funds with any other Person (except for any commingling of Collections which may occur prior to the identification and segregation of such amounts in accordance with the terms of the Management Agreement), (4) maintains separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, (5) holds itself out as a separate entity, and (6) observes all other organizational formalities;

(m)                               All Representations and Warranties True.  All representations, warranties, certifications and statements made by Issuer in any certificate or document delivered in connection with the closing of the transactions contemplated by the Transaction Documents including all representations, warranties, certifications and statements made by the Issuer to Mayer Brown LLP in support of its opinions issued and delivered in connection with the issuance of the Notes and each of the factual assumptions contained in such opinions, to the extent compliance with such assumptions is in the control of the Issuer, are true and correct in all material respects as of the date made and do not omit to state a material fact necessary to make the statements contained therein not misleading as of such date;

(n)                                 Financial Statements.  The financial statements and books and records of the Issuer will reflect the separate existence of the Issuer and the Seller;

(o)                                 No Subsidiaries.  The Issuer has no Subsidiaries;

(p)                                 Ordinary Course.  The transactions contemplated by this Agreement are being consummated by the Issuer in good faith and in furtherance of the Issuer’s ordinary business purposes, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors; and

(q)                                 OFAC.  None of the Containers are leased, nor has the Issuer consented to a sublease, to a Sanctioned Person or an entity organized in a Sanctioned Country in a manner which would violate the laws of the United States (other than pursuant to a license issued by OFAC).  The Issuer (i) is not a Sanctioned Person, (ii) does not, to the knowledge of the Issuer, have any of its assets in Sanctioned Countries, and (iii) derives any  of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. The Purchase Price will not be used and has not been used by the Issuer to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

SECTION 3.03                                            Breach of Representations and Warranties Regarding Certain Transferred Assets.

(a)                                  Upon discovery by the Seller or the Issuer (or any of their respective successors or permitted assigns) of a breach of any of the Container Representations and Warranties made by the Seller on the related Transfer Date, the party (including any such successor or permitted assign) discovering such breach shall give prompt written notice to the other party (and the Issuer shall give prompt notice thereof to each of the Indenture Trustee and the Administrative Agent).  If the Issuer (or its successors or permitted assigns) reasonably determines that such breach materially and adversely affects the interests of the Issuer or its successors and permitted assigns, then, unless the breach shall have been cured, or waived by the Issuer, within thirty (30) days after the receipt by the Seller of written notice of such breach from the Issuer (or its successors and permitted assigns), the Seller shall, on or prior to such thirtieth (30th) day, repurchase the applicable Container (and all Related Assets with respect thereto) by paying the Warranty Purchase Amount to the Issuer for deposit into the Trust Account and, upon deposit of such payment in the Trust Account, such repurchase shall occur automatically without further action by any Person.

(b)                                 The Issuer agrees that the obligation of the Seller to make the indemnification payments pursuant to this Section 3.03 shall constitute the sole remedy available against the Seller by the Issuer and its successors and permitted assigns for breach of a Container Representation or Warranty; provided, however, that nothing contained herein shall derogate from the Seller’s indemnification obligations set forth in Section 7.01 hereof for matters other than a breach of a Container Representation and Warranty.

SECTION 3.04                                            Substitute Container.

(a)                                  The Seller will have the right (exercisable solely at its option) at any time to transfer to the Issuer one or more Containers and Related Assets (such Containers and Related Assets, collectively, a “Substitute Container”) in substitution for one or more Transferred Containers and Related Assets (such Transferred Containers and Related Assets, collectively, a “Predecessor Container”) if:

(i)                                     the Predecessor Container is required to be repurchased pursuant to Section 3.03 hereof;

(ii)                                  after giving effect to such substitution, no Asset Base Deficiency shall exist;

(iii)                               the Substitute Container, when considered with all other Eligible Containers, will satisfy the Concentration Limits; and

(iv)                              the ownership of such containers by the Issuer will not result in an Early Amortization Event.

If more than one Substitute Container is being transferred on any date, the criteria set forth in clause (ii) above shall be determined on an aggregate basis.

(b)                                 Any substitution pursuant to this Section 3.04 shall become effective upon compliance with the provisions of Section 2.02(b) hereof.  Upon the effectiveness of such substitution, the Predecessor Container shall automatically be reconveyed by the Issuer to the Seller without further action by any Person.

ARTICLE IV

COVENANTS OF THE SELLER

SECTION 4.01                                            Seller Covenants.  Seller hereby covenants and agrees with the Issuer (and its successors and assigns) as follows:

(a)                                  Merger or Consolidation of, or Assumption of the Obligations of, the Seller.  Notwithstanding anything in this Agreement to the contrary, any Person (i) into which the Seller may be merged or consolidated, (ii) resulting from any merger, conversion, or consolidation to which the Seller shall be party, or (iii) succeeding to the business of the Seller substantially as a whole, will be the successor to the Seller under this Agreement, without the execution or filing of any document or any further act on the part of any of the parties to this

Agreement; provided, however, that the Seller shall not enter into any merger or consolidation unless (x) immediately after giving effect to such transaction, no Event of Default or Early Amortization Event shall result therefrom, (y) the Seller shall have delivered to the Issuer, an Officer’s Certificate and an Opinion of Counsel (which the Issuer shall forward to the Indenture Trustee and the Administrative Agent) each stating that such consolidation, merger, or succession complies with this Section 4.01 and that all conditions precedent, if any, provided for in this Agreement relating to such transaction have been complied with and (z) the Seller shall have delivered to the Issuer an Opinion of Counsel (which the Issuer shall forward to the Indenture Trustee and the Administrative Agent), either (1) stating that, in the opinion of such counsel, all financing statements or other documents of similar import, and amendments thereto have been executed (if applicable) and filed that are necessary fully to perfect the interest of the Issuer in the Transferred Assets, or (2) stating that, in the opinion of such counsel, no such action shall be necessary to perfect such interest.

(b)                                 Limitation on Liability of the Seller and Others.  The Seller and any director, officer, employee or agent of the Seller may rely in good faith on any document of any kind, prima facie properly executed and submitted by any Person respecting any matters arising under this Agreement; provided, however, that any such limitation does not affect the obligation of the Seller to accept reconveyance of certain Containers and the Related Assets and to pay the consideration therefor pursuant to Section 3.03.  The Seller in its capacity as such shall not be under any obligation to appear in, prosecute, or defend any legal action that is not incidental to its obligations as the transferor of the Transferred Assets under this Agreement and that in its opinion may involve it in any expense or liability.

(c)                                  Preservation of Name, etc.  The Seller will not change its name, identity, location of chief executive office, jurisdiction of incorporation or corporate structure in any manner that would make ineffective any financing statement, continuation statement, or documents of similar import, filed by the Seller in accordance with Section 2.03 above unless (i) the Seller shall have given the Issuer at least thirty (30) days’ prior written notice thereof (which the Issuer promptly shall forward to the Indenture Trustee and the Administrative Agent), (ii) the Seller shall have filed any necessary financing statements or amendments thereof or documents of similar import necessary to continue the effectiveness of any financing statement or document of similar import referred to in Section 2.03 above and (iii) the Seller shall have delivered to the Issuer one or more Opinions of Counsel (which the Issuer promptly shall forward to the Indenture Trustee and the Administrative Agent), stating that, after giving effect to such change in name, identity, location of chief executive office, jurisdiction of incorporation or corporate structure: (A) the Seller and the Issuer will not, pursuant to applicable Insolvency Law, be substantively consolidated in the event of any Insolvency Proceeding by, or against, the Seller, (B) under applicable Insolvency Law, the transfers of Transferred Assets made in accordance with the terms of this Agreement will be treated as a “true sale” in the event of any Insolvency Proceeding by, or against, the Seller and (C) either (1) in the opinion of such counsel, all financing statements or other documents of similar import, and amendments thereto have been executed (if applicable) and filed that are necessary fully to perfect the interest of the Issuer in the Transferred Assets, or (2) stating that, in the opinion of such counsel, no such action shall be necessary to perfect such interest; provided that the opinions described in clause (A) and clause (B) shall not be required unless, as a result of the Seller’s change of chief executive office or jurisdiction of incorporation, the Seller’s chief executive office or the Seller’s jurisdiction of location is outside of the United States.  The Seller shall observe all formalities necessary to maintain its corporate existence, subject to its rights under Section 4.01(a), and shall maintain all licenses, permits, charters and registration, the suspension of which or the failure to hold which, would reasonably be expected to result in a Material Adverse Change.

(d)                                 Books and Records.  The Seller will, at its own cost and expense, mark its books and records (which may include computerized records) to the effect that each Transferred Container and Related Assets have been transferred to the Issuer.

(e)                                  Compliance with Law.  The Seller will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority except for any such noncompliance which would not reasonably be expected to result in a Material Adverse Change; provided, however, that the Seller may contest any act, rule, regulation, order, decree or direction in any reasonable manner which shall not materially and adversely affect the rights of the Issuer, the Noteholders, any Series Enhancers or the Indenture Trustee in the Transferred Assets.

(f)                                    Conveyance of Transferred Assets; Security Interests.  Except for the transfers and conveyances hereunder, the Seller will not pledge, assign or transfer to any other Person, or grant, create, incur or assume any Lien other than Permitted Encumbrances on, any Transferred Asset, or any interest therein and the Seller shall defend the right, title, and interest of the Issuer and its successors and assigns in, to, and under the Transferred Assets, against all claims of third parties claiming through or under the Seller.

(g)                                 Notification of Breach.  The Seller will advise the Issuer promptly, in reasonable detail, upon discovery of the occurrence of any breach in any material respect by the Seller of any of its representations, warranties and covenants contained herein or in any other Transaction Documents (and the Issuer promptly shall forward such notice to the Administrative Agent and the Indenture Trustee).

(h)                                 Further Assurances.  The Seller will make, execute or endorse, acknowledge and file or deliver to the Issuer from time to time such UCC financing statements or documents of similar import (including any termination or continuation statements), schedules, confirmatory assignments, conveyances, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Transferred Assets and other rights covered by this Agreement, as the Issuer or its successors and assigns may reasonably request.  Any such requested UCC financing statement or document of similar import must be required pursuant to Applicable Law to fully preserve, maintain, and protect the interest of the Issuer under this Agreement in the Transferred Assets.  The Seller shall comply with the terms and provisions of the UNIDROIT Convention or any other internationally recognized system for recording interests in or license against shipping containers at the time that such convention is adopted by the container leasing industry.

(i)                                     Notice of Liens.  The Seller shall notify the Issuer promptly after becoming aware of any Lien other than Permitted Encumbrances on the Transferred Assets (and the Issuer promptly shall forward such notice to the Administrative Agent and the Indenture Trustee).

(j)                                     Transfer Taxes.  The Seller shall pay any transfer taxes, if any, required to be paid in connection with the conveyance of the Transferred Assets by the Seller to the Issuer and acknowledges that the Issuer shall have no responsibility with respect thereto.

(k)                                  No Bankruptcy Petition Against the Issuer.  The Seller will not, prior to the date that is one year and one day after the payment in full of all amounts owing pursuant to the Indenture, this Agreement and the Transaction Documents, institute against the Issuer, or join any other Person in instituting against the Issuer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under the laws of any applicable jurisdiction.  This subsection 4.01(k) shall survive the termination of this Agreement.

(l)                                     ERISA.  The Seller agrees to indemnify, defend and hold the Issuer harmless from and against any and all loss, liability, damage, judgment, claim, deficiency, or expense (including interest, penalties, reasonable and documented attorneys’ fees and amounts paid in settlement) to which the Issuer may become subject insofar as such loss, liability, damage, judgment, claim, deficiency or expense arises out of any Plan of the Seller.

(m)                               Issuer’s Ownership.  The Seller shall take no action inconsistent with the Issuer’s ownership of the Managed Containers (except for such actions as are specifically authorized in the Management Agreement).

(n)                                 Access to Information; Notices.  In the event that the Seller is no longer the Manager, the Seller shall continue to make available to the Issuer, the Indenture Trustee and each Series Enhancer its books and records concerning the Transferred Assets, subject to the terms and limitations set forth in Section 3.10.2 of the Management Agreement.

SECTION 4.02                                            Pledge of Transferred Assets.  The Seller understands that the Issuer has pledged the Transferred Assets and its rights under this Agreement to the Indenture Trustee under the Indenture, and consents to such pledge.  The Seller agrees that the Indenture Trustee may exercise the rights of the Issuer hereunder.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.01                                            Conditions to Issuer Obligations.  The obligations of the Issuer to acquire Transferred Assets on any Transfer Date occurring on or after the Closing Date shall be subject to the satisfaction of the following conditions (in addition to the procedures required by Section 2.02(b)):

(a)                                  All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on such Transfer Date (including without limitation the Container Representations and Warranties);

(b)                                 All written information concerning the Transferred Assets provided by the Seller to the Issuer shall be true and correct in all material respects;

(c)                                  The Seller shall have materially performed all other obligations required to be performed by the Seller pursuant to the provisions of this Agreement and the other Transaction Documents to which it is a party other than any such obligation the failure to so perform shall have not materially and adversely affected the interests of the Issuer;

(d)                                 All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Issuer, and the Issuer shall have received from the Seller copies of all documents (including without limitation records of corporate proceedings) relevant to the transactions herein contemplated as the Issuer may reasonably have requested;

(e)                                  No Event of Default, Early Amortization Event or Manager Default shall have occurred and then be continuing (other than any such Event of Default, Early Amortization Event or Manager Default that will be cured upon the consummation of such acquisition) or result from the acquisition of such Transferred Assets; and

(f)                                    The Issuer has adequate means of financing available in order to complete the acquisition of such Transferred Assets.

Notwithstanding the foregoing conditions precedent, upon the making of a transfer of Transferred Assets hereunder, all of Issuer’s rights under this Agreement (and by operation of law) shall vest in Issuer, whether or not the conditions precedent to such transfer were in fact satisfied.

SECTION 5.02                                            Conditions to the Seller’s Obligations.  The obligations of the Seller to convey and contribute the Transferred Assets on any Transfer Date occurring on or after the Closing Date shall be subject to the satisfaction of the following conditions (in addition to the procedures required by Section 2.02 hereof):

(a)                                  All representations and warranties of the Issuer contained in this Agreement shall be true and correct with the same effect as though such representations and warranties had been made on such date; and

(b)                                 All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Seller, and the Seller shall have received from the Issuer copies of all documents (including without limitation records of corporate proceedings) relevant to the transactions herein contemplated as the Seller may reasonably have requested.

SECTION 5.03                                            Waiver of Conditions.  None of the conditions precedent set forth in Section 5.01 or Section 5.02 may be waived without the prior written consent of the Issuer and Indenture Trustee (acting at the direction of the Requisite Global Majority) in each such instance.

ARTICLE VI

TERMINATION

SECTION 6.01                                            Termination.  The respective obligations and responsibilities of the Seller and the Issuer created by this Agreement shall not terminate prior to payment in full of all Outstanding Obligations.

SECTION 6.02                                            Effect of Termination.  No termination or rejection or failure to assume the executory obligations of this Agreement in the bankruptcy of the Seller or the Issuer shall be deemed to impair or affect the obligations pertaining to any executed conveyance or executed obligations, including without limitation breaches of representations and warranties by the Seller or the Issuer occurring prior to the date of such termination.  Without limiting the foregoing, prior to termination, neither the failure of the parties to execute and to deliver a Container Transfer Certificate pursuant to Section 2.02, nor the failure of the Issuer to pay in cash or kind the compensation therefor shall render such transfer or obligation executory, nor shall the continued duties of the parties pursuant to Article IV or Section 8.06 of this Agreement render an executed conveyance executory.

ARTICLE VII

INDEMNIFICATION PAYMENTS

SECTION 7.01                                            Indemnification.  Subject to Section 3.03 hereof, the Seller agrees to indemnify and hold harmless the Issuer, its successors and assigns (which includes the third-party beneficiaries specified in Section 8.13) and their respective officers, directors, employees, counsel and agents (each, an “Indemnified Party”) against any and all liabilities, losses, damages, penalties, costs and expenses (including reasonable and documented out-of-pocket costs of defense and legal fees (of one counsel) but excluding (A) any special, consequential or punitive damages and (B) any damages on the basis of lost profits) which may be incurred or suffered by such Indemnified Party (except to the extent caused by the gross negligence, bad faith or willful misconduct of the Indemnified Party) as a result of (i) a breach by the Seller of any of its covenants and agreements set forth in this Agreement; (ii) any representation or warranty of the Seller proven to have been false or misleading in any material respect when made or deemed made in this Agreement; (iii) any information certified in any certificate or document delivered by the Seller pursuant hereto not being true in any material respect as of the date of such certificate or document (or, if earlier, the date set forth in such certificate or document); (iv) any personal injury or property damage claim or action arising out of or in connection with any of the Transferred Assets in connection with any act or omission prior to the related Transfer Date; (v) any defense, setoff or counterclaim arising out of any acts or omissions of the Seller with respect to any Transferred Assets transferred on or before the related Transfer Date; or (vi) any attempt by any Person to void, rescind or set aside any transfer of the Seller’s right, title and interest in the Transferred Assets to the Issuer as provided herein under statutory provisions or common law or equitable action, including any provision of the Bankruptcy Code or other insolvency law.  The obligations of the Seller under this Section 7.01 shall survive the termination of this Agreement.  It is expressly agreed and understood that this Section does not (and shall not be deemed to) create recourse to the Seller for the creditworthiness of any lessee or, for avoidance of doubt, for losses due to a lessee’s failure to make payments under a Lease or for the uncollectibility of the Leases.

SECTION 7.02                                            Procedure for Indemnification.  Promptly after receipt by an Indemnified Party of notice of the assertion of a claim or the commencement of a proceeding by a third-party with respect to any matter referred to in Section 7.01 which could be the subject of an indemnification claim against the Seller hereunder, such Indemnified Party shall give written notice thereof to the Seller and thereafter shall keep the Seller reasonably informed with respect thereto; provided, however, that failure of an Indemnified Party to give the Seller written notice as provided herein shall not relieve the Seller of its obligations hereunder except to the extent that the Seller (x) incurs any incremental costs directly related to the delay in failing to provide such notice within a reasonable period of time or (y) is otherwise materially and adversely prejudiced by such failure.  If any such proceeding (including any litigation, arbitration or similar proceeding) shall be brought against any Indemnified Party, the Seller shall be entitled to assume the defense thereof at the Seller’s expense with counsel chosen by the Seller and reasonably satisfactory to such Indemnified Party; provided, however, that any Indemnified Party may at its own expense retain separate counsel to participate in such defense.  The Seller shall not be liable under this Article VII for any amount paid in settlement of such claims or proceedings without the consent of the Seller unless such consent is unreasonably withheld.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

SECTION 8.01                                            Amendment.  This Agreement may be amended from time to time by the Seller and the Issuer only with the prior written consent of the Indenture Trustee (acting at the direction of the Requisite Global Majority) and, if such amendment or modification would cause any of the events set forth in Section 1002(a)(i) through (vii) of the Indenture to occur, with the consent of the Persons set forth in Section 1002(a) of the Indenture); provided, that, if any such amendment or modification would (i) reduce the amount payable to such Series Enhancer, (ii) amend the relative priority of any such payment pursuant to Section 302 or 806 of the Indenture (other than to increase the priority thereof) or increase the amount of any applicable dollar limitations on amounts having a higher payment priority to such payments pursuant to Sections 302 or 806 of the Indenture or otherwise change such payments in a manner adverse to such Series Enhancer, (iii) change the date on which or the amount of which, or the place or payment where, or the coin or currency in which, such amount is paid to such Series Enhancer, (iv) increase or accelerate such Series Enhancer’s payment obligations under its Enhancement Agreement or otherwise materially and adversely affect the rights, interests or obligations of such Series Enhancer under this Agreement, or (v) modify provisions of any Transaction Document relating to requirements that the consent of such Series Enhancer be obtained, the approval of such Series Enhancer shall be required.  The Issuer shall forward copies of any amendment to this Agreement to the Administrative Agent, each Series Enhancer (so long as such Series Enhancer is the Control Party for a Series of Outstanding Notes) and, if any Series of Notes Outstanding is then rated, the applicable Rating Agencies.

SECTION 8.02                                            Governing Law.  THIS AGREEMENT AND ANY AMENDMENT HEREOF PURSUANT TO SECTION 8.01 SHALL BE CONSTRUED IN

ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 8.03                                            Notices.  All demands, notices, and communications under this Agreement shall be in writing personally delivered, or sent by facsimile (with subsequent telephone confirmation of receipt thereof) or sent by internationally recognized overnight courier service, at the following address:

Seller:	TAL International Container Corporation 100 Manhattanville Road Purchase, New York 10577-2135
	Attn:	Jeffrey Casucci, Vice President, Treasury and Credit
	Fax:	914-697-2526

with a copy to: TAL International Container Corporation 100 Manhattanville Road Purchase, New York 10577-2135
	Attn:	Marc A. Pearlin, Vice President, General Counsel & Secretary
	Fax:	(914) 697-2526

Issuer:	TAL Advantage III LLC 100 Manhattanville Road Purchase, New York 10577-2135
	Attn:	Jeffrey Casucci

With a copy to:

TAL International Container Corporation 100 Manhattanville Road Purchase, New York 10577-2135
	Attn:	Jeffrey Casucci, Vice President, Treasury and Credit
	Fax:	914-697-2526

Indenture Trustee:	Wells Fargo Bank, National Association MAC N9311-161 Sixth Street and Marquette Avenue Minneapolis, Minnesota 55479
	Attn:	Corporate Trust Services - Asset-Backed Administration
	Fax:	(612) 667-8058

Administrative Agent:	Wells Fargo Securities, LLC 301 S. College Street One Wachovia Center Charlotte, North Carolina 28288
	Attn:	Jerri Kallam
	Fax:	(704) 374-3254
	Email:	jerri.kallam@wellsfargo.com

Hedge Counterparty:	shall be set forth in any related Hedge Agreement

or at such other address as shall be designated by such party in a written notice to the other parties. Notice shall be effective and deemed received (a) two days after being delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by telecopy, or (c) when delivered, if delivered by hand. Any rights to notices conveyed to a Rating Agency pursuant to the terms of the Indenture with respect to any Series shall terminate immediately if such Rating Agency no longer has a rating outstanding with respect to such Series.

Wherever notice or a report is required to be given or delivered to or from any party pursuant to this Agreement, a copy of such notice or report shall also be given or delivered by the Issuer to the Administrative Agent and the Indenture Trustee.

SECTION 8.04                                            Severability of Provisions.  If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

SECTION 8.05                                            Assignment.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement may not be assigned by the Seller except as provided in Section 4.01(a), without the prior written consent of the Issuer and the Indenture Trustee at the direction of the Requisite Global Majority and, except as provided in Section 4.02, this Agreement may not be assigned by the Issuer without the prior written consent of the Requisite Global Majority.  Whether or not expressly stated, all representations, warranties, covenants and agreements of the Seller and the Issuer in this Agreement, or in any document delivered by any of them in connection with this Agreement, shall be for the benefit of, and (in the case of rights of the Issuer) shall be exercisable by, the Indenture Trustee or by any other representative of the Requisite Global Majority.

SECTION 8.06                                            Further Assurances.  Each of the Seller and the Issuer agrees to do such further acts and things and to execute and deliver such additional assignments, agreements, powers and instruments as are reasonably required to carry into effect the purposes of this Agreement.

SECTION 8.07                                            Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Issuer or the Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise hereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.

SECTION 8.08                                            Counterparts.  This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or by electronic means shall be equally effective as of the delivery of an originally executed counterpart.

SECTION 8.09                                            Binding.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

SECTION 8.10                                            Merger and Integration.  Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.

SECTION 8.11                                            Headings.  The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 8.12                                            Schedules and Exhibits.  The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

SECTION 8.13                                            Intended Third Party Beneficiaries.  Each of the Administrative Agent, the Indenture Trustee, each Series Enhancer and the Requisite Global Majority are express third party beneficiaries of this Agreement and, as such, shall have full power and authority to enforce the provisions of this Agreement against the parties hereto.  Except as set forth in the immediately preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.14                                            Consent to Jurisdiction.  Any legal suit, action or proceeding against the Seller or the Issuer arising out of or relating to this Agreement, or any transaction contemplated hereby or thereby, may be instituted in any federal or state court in the County of New York, State of New York and each of the Seller and the Issuer hereby waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and, solely for the purposes of enforcing this Agreement, the Seller and the Issuer each hereby irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

SECTION 8.15                                            WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTY HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

SECTION 8.16                                            No Claim.  Indemnity payments payable by the Issuer to the Seller, the Indenture Trustee and Manager hereunder shall be non-recourse to the Issuer and shall not constitute a claim (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer or the Collateral in the event such amounts are not paid in accordance with Section 302 or 806 of the Indenture.  Each of the Seller, Indenture Trustee and Manager hereby subordinates its claims hereunder to all claims which have priority in payment under Section 302 or 806 of the Indenture, and further agrees that any such claims shall only be payable at the times and in the amounts for which funds are available for such purpose pursuant to Section 302 or 806 of the Indenture.

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IN WITNESS WHEREOF, the Seller and the Issuer have caused this Agreement to be duly executed as of the day and year first above written.

TAL INTERNATIONAL CONTAINER CORPORATION

By:
Name:
Title:

Contribution and Sale Agreement

TAL ADVANTAGE III LLC,
By: TAL International Container Corporation, its Manager

By:
Name:
Title:

Contribution and Sale Agreement